Exhibit 99.1

Seattle Genetics Reports Second Quarter 2003 Results

Bothell, WA—July 29, 2003—Seattle Genetics, Inc. (Nasdaq: SGEN) today reported results for the second quarter and six months ended June 30, 2003.

“We have achieved numerous preclinical, clinical and operational accomplishments over the past several months,” commented Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Notably, we strengthened our financial position by completing a $41 million financing and expanded our management team by adding Doug Williams, Ph.D., as our Chief Scientific Officer and Executive Vice President, Research and Development. We advanced our product pipeline by completing patient accrual to the phase I portion of our ongoing SGN-30 phase I/II clinical trial and by making significant progress towards filing an IND for SGN-40. We also reported encouraging data from our phase II studies of SGN-15 for the treatment of lung cancer. In addition, we demonstrated the strength of our antibody-drug conjugate (ADC) technology through publications and presentations of our preclinical findings and through revenue from collaborator activities.”

Revenues for the second quarter of 2003 were $1.5 million, compared with $376,000 in the second quarter of 2002. For the first six months of 2003, revenues were $2.2 million, compared to $645,000 for the same period in 2002.

“Seattle Genetics’ revenue in the second quarter was driven primarily by fees and milestones earned through our ongoing ADC collaborations,” commented Tim Carroll, Chief Financial Officer of Seattle Genetics. “We have reported revenue growth in each of the last nine quarters and expect near-term revenues will be principally tied to collaboration activity and additional technology licensing.”

Total operating expenses for the second quarter of 2003 were $7.3 million, compared to $7.2 million in the same period in 2002. For the first six months of 2003, total operating expenses were $14.3 million, compared to $14.0 million in the first six months of 2002.

Research and development expenses increased to $5.6 million in the second quarter of 2003, compared to $5.3 million in the second quarter of 2002, while general and administrative expenses were $1.1 million in the second quarter of 2003, unchanged from the second quarter of 2002. As of June 30, 2003, Seattle Genetics had 98 employees, compared to 88 as of June 30, 2002.

Net loss for the second quarter of 2003 was $5.5 million, or $0.18 per share, compared to a net loss of $6.3 million, or $0.21 per share, for the same period in 2002. For the six months ended June 30, 2003, net loss was $11.5 million, or $0.37 per share, compared to a net loss of $12.3 million, or $0.41 per share for the same period in 2002.

As of June 30, 2003, Seattle Genetics had $32.1 million in cash, cash equivalents, short-term and long-term investments, compared to $44.2 million as of December 31, 2002. The proceeds from the company’s $41 million financing, which closed on July 8th, will be reflected in financial results reported for the third quarter of 2003.

Recent Events:

Strengthened financial position:

•	On July 8, 2003, Seattle Genetics completed a $41 million private placement transaction in which the company issued 1,640,000 shares of Series A convertible preferred stock, which are convertible into 16.4 million shares of common stock, and warrants to purchase 2,050,000 shares of common stock. J.P. Morgan Partners and Baker Brothers Investments led the private placement, with additional participation by Delphi Ventures, BA Venture Partners and T. Rowe Price Health Sciences Fund, Inc. At the closing, Srinivas Akkaraju, M.D., Ph.D. and Felix Baker, Ph.D., representing J.P. Morgan Partners and Baker Brothers Investments respectively, were appointed to Seattle Genetics’ board of directors, increasing the size of the board to nine members.

Expanded management team:

•	On July 17, 2003, Seattle Genetics announced that Douglas E. Williams, Ph.D. will join the company as Chief Scientific Officer and Executive Vice President, Research and Development, effective September 2003. He will remain a member of Seattle Genetics’ Board of Directors, a position he has held since May 2001. Dr. Williams brings to Seattle Genetics over 15 years of biotechnology expertise, including his experience at Immunex where he was Executive Vice President, Chief Technology Officer and a member of the Board of Directors.

Demonstrated ADC technology progress:

•	Seattle Genetics presented data from its ADC research programs during the Annual Meeting of the American Association for Cancer Research (AACR) held July 11 to 14, 2003. The presentations demonstrated the significant advances made by the company with its ADC technology and illustrated how each component of an ADC contributes to therapeutic efficacy, including the targeting ability of the antibody used for delivery, the potency of the drug that is delivered and the stability of the linkers that attach the drug to the antibody.

•	Preclinical data related to Seattle Genetics’ proprietary ADC technology were published in the July 2003 issue of Nature Biotechnology. The research involved the development and activities of a novel class of ADCs composed of highly potent, synthetic drugs chemically attached to monoclonal antibodies through stable linkage systems.

•	On June 17, 2003, Seattle Genetics announced that it achieved two preclinical production milestones under its ADC collaboration agreement with Celltech Group, triggering certain payments to Seattle Genetics.

Advanced clinical development programs:

•	On June 2, 2003, Seattle Genetics presented clinical data from trials of its SGN-30 and SGN-15 product candidates at the American Society of Clinical Oncology (ASCO) 2003 Annual Meeting. The presentations showed that SGN-30 was safe to administer with a favorable pharmacokinetic profile and demonstrated antitumor activity in some patients with hematologic malignancies in a phase I single dose study. SGN-15 was evaluated in combination with Taxotere® in several phase II studies, including non-small cell lung cancer (NSCLC). Preliminary data from the NSCLC trial indicate that the combination of SGN-15 and Taxotere may result in improved disease control rates and progression-free survival compared to Taxotere alone.

•	On July 28, 2003, the company announced that the U.S. Food and Drug Administration (FDA) has granted orphan drug designation to SGN-30 for patients with Hodgkin’s disease. Orphan drug designation provides Seattle Genetics with a number of potential benefits for SGN-30, including the opportunity to obtain grant funding from the U.S. government to defray costs of clinical trial expenses, tax credits for clinical research expenses, potential waiver of the FDA’s application user fee and seven years of marketing exclusivity in the event of market approval.

Extended ADEPT Collaboration

•	On July 29, 2003, Seattle Genetics and Genencor International announced that they have agreed to extend and modify their collaboration agreement. Under the amended agreement, Genencor will pay Seattle Genetics a fee to extend the term of the collaboration and obtain a non-exclusive license to Seattle Genetics’ proprietary antibody-directed enzyme prodrug therapy (ADEPT) technology for use with multiple targets. Genencor has also agreed to co-fund a portion of Seattle Genetics’ novel prodrug program.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including two being tested in multiple ongoing clinical trials, SGN-30 and SGN-15, and three in preclinical development, SGN-40, SGN-35 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group and Protein Design Labs and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to future financial results, ongoing and planned clinical trials and preclinical development activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure new or maintain existing collaborations. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Tim Carroll, Chief Financial Officer

(425) 527-4150

tcarroll@seagen.com

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2003	December 31, 2002
Assets
Current assets
Cash, cash equivalents and short-term investments	$13,668	$26,380
Other current assets	2,306	1,064

Total current assets	15,974	27,444
Property and equipment, net	5,820	6,237
Long-term investments	18,456	17,839
Restricted investments	986	980
Other assets	36	36

Total assets	$41,272	$52,536

Liabilities and Stockholders’ Equity
Total current liabilities	$3,166	$3,492
Deferred revenue and other long-term liabilities	1,956	2,342
Stockholders’ equity	36,150	46,702

Total liabilities and stockholders’ equity	$41,272	$52,536

Seattle Genetics, Inc.

Statements of Operations

(Unaudited)

(In thousands except shares and per share amounts)

	Three months ended		Six months ended
	June 30		June 30
	2003	2002	2003	2002
Revenues	$1,505	$376	$2,215	$645
Expenses
Research and development	5,633	5,315	11,161	10,168
General and administrative	1,126	1,055	2,264	2,160
Noncash stock-based compensation expense	491	827	835	1,707

Total operating expenses	7,250	7,197	14,260	14,035

Loss from operations	(5,745)	(6,821)	(12,045)	(13,390)
Investment income, net	241	555	579	1,132

Net loss	$(5,504)	$(6,266)	$(11,466)	$(12,258)

Basic and diluted net loss per share	$(0.18)	$(0.21)	$(0.37)	$(0.41)

Weighted-average shares used in computing basic and diluted net loss per share	30,618,987	30,184,006	30,584,599	29,848,057